Exhibit 99.B(d)(105)

Form of Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Lee Munder Investments Ltd.

As of December 15, 2003, as amended September      , 2006

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

Small/Mid Cap Equity Fund
for Assets managed pursuant to the Russell 2500 Value mandate	X.XX	%
for Assets managed pursuant to the Russell 2000 Value mandate	X.XX	%

Agreed and Accepted:

SEI Investments Management Corporation	Lee Munder Investments Ltd.

By:	By:

Name:	Name:

Title:	Title:

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